Renmin Tianli Group, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

WUHAN CITY, China, Mar. 27, 2018 /PRNewswire/ -- Renmin Tianli Group, Inc. (NASDAQ:ABAC) ("Renmin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced its financial results for the three and twelve months ended December 31, 2017.

Mr. Luchang Zhou, Chief Executive Officer of Renmin Tianli, commented, “We saw a moderate increase of 1.7% in total revenues for the fourth quarter of 2017 as a result of 31.7% growth in the number of hogs sold from our hog farming business, which was partially offset by a decrease in the blended average selling price per hog as well as a decrease in retail sales volume. Gross and operating margins and net income all improved significantly in the fourth quarter of 2017, as we continued to improve our inventory turnover rate and reduce our employee payroll. Looking ahead, we expect the hog farming industry to continue to face significant uncertainty in market demand and high volatilities in both hog pricing and feed costs.”

Fourth Quarter 2017 Financial Results

	For the Three Months Ended December 31,
($ thousands, except per share data)	2017	2016	% Change
Revenues	$7,310	$7,186	1.7%
Hog farming	6,687	6,253	6.9%
Retail	623	934	-33.2%
Gross margin	18.3%	17.7%	0.7 pp
Operating margin	8.4%	4.7%	3.7 pp
Net Income (loss)	626	365	71.7%
Net income from continuing operations	626	371	68.8%
Gain (loss) from operations of discontinued component	—	(6)	NM
Net income (loss) for common shareholders	626	(382)	263.9%

Revenues for the fourth quarter of 2017 increased by $0.12 million, or 1.7%, to $7.31 million from $7.19 million for the same period of last year. The increase in overall revenues was due to an increase in revenues from regular hog sales partially offset by a decrease in revenues from our black hog program.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, increased by $0.43 million, or 6.9%, to $6.69 million for the fourth quarter of 2017 from $6.25 million for the same period of last year. The Company sold a total of 36,751 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $182 per hog during the fourth quarter of 2017, compared to 27,914 hogs sold and a blended average selling price of $224 per hog for the same period of last year.

	For the Three Months Ended December 31,
	2017			2016
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	4,658	$252	$1,174	3,861	$240	$925
Market hogs- regular hogs	21,524	152	3,274	14,689	200	2,936
Market hogs- black hogs	10,569	212	2,239	9,364	255	2,392
Total Hog Farming	36,751	182	6,687	27,914	224	6,253

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	127,637	$5	$623	186,357	$5	$934

Revenues for the fourth quarter of 2017 from regular breeder hog sales increased by 26.9% to $1.17 million with the number of regular breeder hogs sold increasing by 20.6% to 4,658 hogs and the average selling price of regular breeder hogs increasing by 5.2% to $252 per hog. Revenues for the fourth quarter of 2017 from regular market hog sales increased by 11.5% to $3.27 million as the number of regular market hogs sold increased by 46.5% to 21,524 hogs while the average selling price of regular market hogs decreased by 23.9% to $152 per hog. Revenues for the fourth quarter of 2017 from black market hogs decreased by 6.4% to $2.24 million with the number of black hogs sold increasing by 12.9% to 10,569 hogs and the average selling price of black hogs decreasing by 17.1% to $212 per hog.

We sold 127,637 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.62 million for the fourth quarter of 2017. This compared to186,357 kilograms sold at approximately $5 per kilogram and revenues of $0.93 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $2.86 million in revenues from our black hog program for the fourth quarter of 2017, compared to $3.33 million for the same period of last year.

Gross profit

Cost of goods sold increased by $0.05 million, or 0.9%, to $5.97 million for the fourth quarter of 2017 from $5.92 million for the same period of last year. Cost of goods sold for hog farming increased by $0.29 million, or 5.4%, to $5.53 million for the fourth quarter of 2017 from $5.25 million for the same period of last year. Cost of goods sold for retail decreased by $0.23 million, or 34.7%, to $0.44 million for the fourth quarter of 2017 from $0.67 million for the same period of last year.

Overall gross profit increased by $0.07 million, or 5.6%, to $1.34 million for the fourth quarter of 2017 from $1.27 million for the same period of last year. This increase in our gross profit was primarily related to an increase in gross profit of $0.15 million, or 15.0%, for our hog farming segment and partially offset by a decrease in gross profit of $0.08 million, or 29.5%, for retail. Gross profit for hog farming and retail were $1.15 million and $0.19 million, respectively, for the fourth quarter of 2017, compared to $1.00 million and $0.27 million, respectively, for the same period of last year.

Overall gross margin was 18.3%, with gross margins for hog farming and retail of 17.2% and 30.3%, respectively, for the fourth quarter of 2017. This compared to overall gross margin of 17.7%, and gross margins for hog farming and retail of 16.0% and 28.7%, respectively, for the same period of last year.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.21 million, or 22.1%, to $0.73 million for the fourth quarter of 2017 from $0.93 million for the same period of last year. The decrease was primarily the result of cost control over employee payrolls. Operating income for the fourth quarter of 2017 was $0.61 million, compared to an operating loss of $0.34 million for the same period of last year. Operating margin for the fourth quarter of 2017 was 8.4%, compared to 4.7% for the same period of last year.

Net income

Net income increased by $0.26 million, or 71.7%, to $0.63 million for the fourth quarter of 2017, compared to $0.36 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $0.63 million for the fourth quarter of 2017, compared to $0.37 million for the same period of last year. Net income for the fourth quarter of 2016 was adversely impacted by the net loss from our discontinued operation, Hang-ao, which was $6,215 for the fourth quarter of 2016. Hang-ao was sold on December 23, 2016.

After the deduction for non-controlling interests, net income attributable to common shareholders for the fourth quarter of 2017 was $0.63 million, compared to net loss of $0.38 million for the same period of last year.

Twelve Months Ended December 31, 2017 Financial Results

	For the Twelve Months Ended December 31,
($ thousands, except per share data)	2017	2016	% Change
Revenues	$27,004	$33,698	-19.9%
Hog farming	24,429	31,449	-22.3%
Retail	2,575	2,248	14.5%
Gross margin	15.7%	19.0%	-3.3 pp
Operating margin	3.9%	7.3%	-3.3 pp
Net income (Loss)	1,109	(2,138)	151.9%
Net income from continuing operations	1,109	941	17.8%
Gain (loss) from operations and disposal of discontinued component	—	(3,079)	NM
Net income (loss) for common shareholders	1,109	(1,760)	163.0%

Revenues for 2017 decreased by $6.69 million, or 19.9%, to $27.00 million from $33.70 million for 2016. The reduction in revenues reflected the impact from the ongoing weak demand for regular breeder hogs, which also reduced prices for regular hogs and black hogs, and the reduction in the number of black hogs available for sale after the 2016 flood damage.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $7.02 million, or 22.3%, to $24.43 million for 2017 from $31.45 million for 2016. The Company sold a total of 134,161 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $182 per hog during 2017, compared to 127,360 hogs sold and a blended average selling price of $247 per hog for 2016.

	For the Twelve Months Ended December 31,
	2017			2016
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	14,801	$249	$3,693	15,957	$249	$3,967
Market hogs- regular hogs	76,218	154	11,716	60,808	220	13,394
Market hogs- black hogs	43,142	209	9,021	50,595	278	14,089
Total Hog Farming	134,161	182	24,429	127,360	247	31,449

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	523,472	$5	$2,575	462,499	$5	$2,248

Revenues for 2017 from regular breeder hog sales decreased by 6.9% to $3.69 million with the number of regular breeder hogs sold decreasing by 7.2% to 14,801 hogs and the average selling price of regular breeder hogs increasing by 0.4% to $249 per hog. Revenues for 2017 from regular market hog sales decreased by 12.5% to $11.72 million as the number of regular market hogs sold increased by 25.3% to 76,218 hogs while the average selling price of regular market hogs decreased by 30.2% to $154 per hog. Revenues for 2017 from black market hogs decreased by 36.0% to $9.02 million with the number of black hogs sold decreasing by 14.7% to 43,142 hogs and the average selling price of black hogs decreasing by 24.9% to $209 per hog.

We sold 523,472 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $2.58 million for 2017. This compares to 462,499 kilograms sold at approximately $5 per kilogram and revenues of $2.25 million for 2016. These revenues, combined with the sales of black market hogs, led to $11.60 million in revenues from our black hog program for 2017, compared to $16.34 million for 2016.

Gross profit

Cost of goods sold decreased by $4.54 million, or 16.6%, to $22.76 million for 2017 from $27.29 million for 2016. Cost of goods sold for hog farming decreased by $4.61 million, or 18.0%, to $21.02 million for 2017 from $25.63 million for 2016. The decrease in cost of goods sold for hog farming was primarily due to the lower sales volume of black market hogs in 2017. Meanwhile, to control our production costs during the downtrend cycle, we sold our regular market hogs at younger ages which improved our inventory turnover rate and reduced relevant inventory maintenance cost. Cost of goods sold for retail increased by $0.08 million, or 4.8%, to $1.74 million for 2017 from $1.66 million for 2016. The increase in cost of goods sold for retail was primarily due to increased sales volume.

Overall gross profit decreased by $2.16 million, or 33.7%, to $4.25 million for 2017 from $6.41 million for 2016. This decrease in our gross profit reflected a decrease in gross profit for our hog farming segment partially offset by improvement in gross profit for retail. Gross profits for hog farming and retail were $3.41 million and $0.84 million, respectively, for 2017, compared to $5.82 million and $0.59 million, respectively, for 2016.

Overall gross margin was 15.7%, with gross margins for hog farming and retail of 14.0% and 32.5%, respectively, for 2017. This compared to overall gross margin of 19.0%, and gross margins for hog farming and retail of 18.5% and 26.2%, respectively, for 2016. The reduction in our gross margin from our hog farming segment was due to the reduced selling prices for regular market hogs and black market hogs during 2017. During 2017, we sold more large regular market hogs to pork dealers than in 2016. However, the reduced sales prices of regular market hogs and increased feed costs for maintaining large market hogs caused our gross margin to decrease. The improvement in gross profit and gross margin from the retail segment was primarily the result of higher sale prices charged to our new customer and an increase in sales volume.

Operating income

Total operating expenses, including general and administrative expenses, and selling and marketing expenses, decreased by $0.77 million, or 19.5%, to $3.19 million for 2017 from $3.96 million for 2016. The decrease was primarily the result of cost control over employee payrolls. Operating income for 2017 was $1.06 million, compared to $2.45 million for 2016. Operating margin for 2017 was 3.9%, compared to 7.3% for 2016.

Net income (loss)

Net income was $1.11 million for 2017, compared to net loss of $2.14 million for 2016. Our net income from continuing operations, including both hog farming and retail, was $1.1 million for 2017, compared to $0.94 million for 2016. Net income for 2016 was adversely impacted by the net loss from our discontinued operation, Hang-ao, which was $3.08 million for 2016. Hang-ao was sold on December 23, 2016.

After the deduction for non-controlling interests, net income attributable to common shareholders for 2017 was $1.11 million, compared to net loss of $1.76 million for 2016.

Financial Condition

As of December 31, 2017, the Company had cash and cash equivalents of $62.64 million, compared to $54.46 million at the end of 2016. Working capital as of December 31, 2017 was $65.12 million as compared to $57.50 million at December 31, 2016. Net cash provided by operating activities was $5.21 million for 2017, compared to $10.05 million for 2016. Net cash used in investing activities was $0.10 million for 2017, compared to $1.24 million for 2016. Net cash used in financing activities was $0.59 million for 2017, compared to $0.30 million for 2016.

About Renmin Tianli Group, Inc.

Renmin Tianli Group, Inc. (the "Company"), previously known as Aoxin Tianli Group, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com

RENMIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$62,636,484	$54,458,026
Accounts receivable, net	52,276	60,283
Inventories, net	5,633,005	5,506,085
Advances to suppliers, net	—	1,129,477
Prepaid expenses	3,038	112,676
Other receivables, net	308,454	293,377
Total Current Assets	68,633,257	61,559,924

Long-term prepaid expenses, net	1,246,726	1,196,989
Plant and equipment, net	20,033,880	21,113,840
Biological assets, net	1,821,780	1,901,744
Intangible assets, net	2,324,787	2,403,637

Total Assets	$94,060,430	$88,176,134

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,142,573	$2,591,793
Accounts payable and accrued payables	3,956	5,327
Other payables	1,370,305	1,465,164
Total Current Liabilities	3,516,834	4,062,284

Commitments and contingent liabilities

Stockholders' Equity:
Common stock ($0.004 par value, 25,000,000 shares authorized, 9,983,745 shares issued and 7,983,745 shares outstanding as of December 31, 2017 and and 7,988,245 shares issued and outstanding as of December 31, 2016)	31,934	31,952
Additional paid in capital	61,395,579	61,395,561
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	27,944,383	26,835,585
Accumulated other comprehensive income	(1,244,947)	(6,565,895)
Total Stockholders' Equity	90,543,596	84,113,850
Total Liabilities and Stockholders' Equity	$94,060,430	$88,176,134

See accompanying notes to consolidated financial statements

F-2

RENMIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2017	2016

Revenues	$27,003,803	$33,697,680
Cost of goods sold	22,755,339	27,290,471
Gross profit	4,248,464	6,407,209

Operating expenses:
General and administrative expenses	2,870,157	3,549,546
Selling expenses	315,647	409,614
Total operating expenses	3,185,804	3,959,160

Income from operations	1,062,660	2,448,049

Other income (expense):
Interest income, net	41,843	139,066
Subsidy income	—	22,524
Flood damange	—	(1,670,820)
Other income, net	4,295	2,258
Total other income (expense)	46,138	(1,506,972)

Income before income taxes	1,108,798	941,077

Income taxes	—	—
Net income from continuing operations	1,108,798	941,077

Discontinued operations:
Gain (loss) from operations of discontinued component, net of taxes	—	(3,149,566)
Gain from disposal of discontinued component, net of taxes	—	70,820

Net income (Loss)	1,108,798	(2,137,669)
Net loss attributable to noncontrolling interest	—	377,948
Net income (loss) attributable to Renmin Tianli Group Inc. common stockholders	1,108,798	(1,759,721)

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	5,320,948	(6,352,105)

Comprehensive income (loss)	$6,429,746	$(8,111,826)

Earnings (losses) per share attributable to Aoxin Tianli Group Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	7,984,682	8,061,349

Continuing operations - Basic & diluted	$0.14	$0.12
Discontinued operations - Basic & diluted	$—	$(0.38)

See accompanying notes to consolidated financial statements

F-3

RENMIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	$1,108,798	$941,077
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,965,564	2,898,610
Amortization of prepaid expenses	134,396	242,304
Amortization of long-term prepaid expenses	105,097	106,818
Stock-based compensation	6,023	313,438
Fire damage	—	22,108
Flood damange	—	1,670,820
Destructed inventories from floods	—	662,792
Destructed biological assets from floods	—	163,280
Loss from disposal of biological assets	70,714	473,681
Changes in operating assets and liabilities:
Accounts receivable	11,416	222,995
Inventories	824,442	3,972,673
Prepaid expenses	(29,043)	(217,380)
Other receivables	3,258	(1,663)
Long-term prepaid expenses	(80,403)	(718)
Accounts payable and accrued payables	—	(24,958)
Other payables	92,213	(1,398,591)
Total adjustments	4,103,677	9,106,209
Net cash provided by operating activities from continuing operations	5,212,475	10,047,286
Net cash provided by (used in) operating activities from discontinued operations	—	—
Net cash provided by operating activities	5,212,475	10,047,286

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of biological assets	(103,676)	(105,374)
Purchase of plant and equipment	—	(2,960,399)
Net cash used in investing activities from continuing operations	(103,676)	(3,065,773)
Net cash provided by investing activities from discontinued operations	—	1,823,515
Net cash provided by (used in) investing activities	(103,676)	(1,242,258)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash received from (deposited to) banks	—	9,032,064
Proceeds from short-term loans	2,073,521	2,709,619
Repayment of short-term loans	(2,665,956)	(12,042,752)
Net cash used in financing activities from continuing operations	(592,435)	(301,069)
Net cash provided by financing activities from discontinued operations	—	—
Net cash used in financing activities	(592,435)	(301,069)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,662,094	(3,702,830)

NET INCREASE IN CASH	8,178,458	4,801,129

CASH, BEGINNING OF PERIOD	54,458,026	49,656,897

CASH, END OF PERIOD	$62,636,484	$54,458,026

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$134,079	$82,313
Income tax paid	$—	$—

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Shares issued to employees	$—	$(2,230,110)
Inventories received from prior year prepayments	$1,161,796	$6,464,135
Inventories transferred to biological assets	$549,532	$1,577,504
Cancelation of shares related to Hang-ao acquisition	$—	$(2,229,063)
Cancelation of shares related to employees' compensation	$18	$361,080

See accompanying notes to consolidated financial statements

F-4